                                                                       EXHIBIT 5

                                  May 11, 1998

U.S. Franchise Systems, Inc.
13 Corporate Square
Suite 250
Atlanta, Georgia 30329

                          U.S. Franchise Systems, Inc.
                       Registration Statement on Form S-1
                           Registration No. 333-50291

Ladies and Gentlemen:

    In connection with the above-captioned Registration Statement, as the same may be amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by U.S. Franchise Systems, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the validity of 5,175,000 shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), offered by the Company (including up to 675,000 shares to be sold by the Company upon exercise of the Underwriters' over-allotment option), registered for sale thereunder.

    In connection with the furnishing of this opinion, we have reviewed the Registration Statement (including all amendments thereto), the form of the Underwriting Agreement included as Exhibit 1 to the Registration Statement (the "Underwriting Agreement"), originals, or copies certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-laws, each as in effect on the date hereof, and records of certain of the Company's corporate proceedings. We have also examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the aforesaid documents.

    Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Shares have been duly authorized for issuance and that when issued, delivered and paid for as contemplated in the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

    Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

    We hereby consent to use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                          Very truly yours,


                                          /s/ PAUL, WEISS, RIFKIND,
                                          WHARTON & GARRISON


                                          PAUL, WEISS, RIFKIND, WHARTON &
                                          GARRISON